EXHIBIT 10.48

EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) is entered into as of October 17, 2016 (the “Effective Date”), by and between Social Reality, Inc., a Delaware corporation (the “Company”) and J.P. Hannan, an individual (“Employee”). The parties hereby agree as follows:

In consideration of their mutual promises and covenants set forth herein, and intending to be legally bound hereby, Company and Employee agree as follows:

1.

Employment. The Company shall employ Employee to provide the services as are customary for a public company Chief Financial Officer (“CFO”), or other title that may change from time to time. Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

2.

Term. The Company shall employ Employee from October 17, 2016 until such time as either party chooses to terminate the employment (the “Term”).  The employment relations hip shall be employment at-will, terminable by either party with or without cause.

3.

Duties of Employee. During the Term, the Executive shall be a full-time employee of the Company, shall dedicate substantially all of his working time to the Company, and shall have no employment or other business ventures that are undisclosed to the Company or that conflict with Employee's duties under this Agreement. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from (i) participating in trade associations or industry organizations that are related to the business of the Company, (ii) engaging in charitable, civic or political activities, (iii) engaging in personal investment activities for the Employee and his family that do not give rise to any conflicts of interest with the Company or its affiliates, or (iv) with the prior approval of the Chief Executive Officer, accepting directorships unrelated to the Company that do not give rise to any conflicts of interest with the Company or its affiliates, in each case so long as such interests do not materially interfere, individually or in the aggregate, with the performance of the Employee’s duties hereunder. The Company acknowledges and approves the current activities of the Employee as set forth on Schedule l hereto. Employee shall render such duties and services for the Company or its affiliated entities as the Company or its affiliated entities may from time to time request. Employee agrees to serve the Company faithfully and perform such duties and services using his best effort and abilities. Employee agrees to act at all times in the best interests of the Company. Employee agrees to conduct himself at all times in a business-like and professional manner as appropriate for a person in Employee’s position and to represent the Company in all respects in a manner that comports with sound business judgment in the highest ethical standards. Employee will be subject to abide by the Employee Handbook and all policies and procedures of the Company and its affiliated entities, as adopted and revised by the Company and its affiliated entities, from time to time. Employee shall be subject to the direction of the Company, which shall retain full control over the means and methods by which Employee performs his duties and the above services.

4.

Compensation. As remuneration to Employee for his services, the Company shall compensate Employee as follows:

a.

Salary. Effective as of the date of this Agreement, the Employee shall be paid an annual base salary (“Base Salary”) of Two Hundred Thousand Dollars ($200,000.00) made payable in accordance with the Company’s normal payroll practices and subject to all required withholdings, as they may be modified from time to time. The Base Salary shall be paid to Employee on a twice a month basis. The Employee’s Base Salary shall be reevaluated on an annual basis.

b.

Annual Bonus. In addition to Employee’s Base Salary, Employee shall be paid an additional $100,000.00 annual bonus (“Annual Bonus”), to be distributed in equal quarterly installments based on the Company’s Fiscal Year, with the first distribution on April 1, second distribution on May 16, third distribution on August 16, and fourth distribution on November 16. All distributions are contingent on the timely filing per SEC Guidelines of the 10Q Quarterly Report and the 10K Annual Report, and subject to the continued employment of the Employee. The Annual Bonus is payable in conformity with the Company’s normal payroll practices and subject to all required withholdings, as they may be modified from time to time.

c.

Restricted Stock Grant Annual Bonus. The Company shall grant to the Employee $100,000 worth of the Company’s Restricted Stock Units on an annual basis pursuant to the Company’s Equity Compensation Plan (“Plan”), contingent on the timely filing per SEC Guidelines of the 10Q Quarterly Report and the 10K Annual Report, and subject to the continued employment of the Employee. Distribution of the Restricted Stock Grant shall be made on an annual basis on the anniversary of the Effective Date of this Agreement. The terms and conditions of the Restricted Stock Grant shall be memorialized in a separate writing, a copy of which is attached hereto as Exhibit A and incorporated herein by such reference, and shall be governed by the terms of the Plan. The Restricted Stock Grant is subject to the limitations of sale outlined in Exhibit A.

d.

One Time Restricted Stock Grant of Shares. The Company shall grant to Employee an additional 100,000 shares of Restricted Stock Units, with 50,000 units vesting each year on the Effective Date of this Agreement for a two year period, subject to the continued employment of the Employee. The terms and conditions of the Restricted Stock Grant shall be memorialized in a separate writing, a copy of which is attached hereto as Exhibit A and incorporated herein by such reference, and shall be governed by the terms of the Plan. The Restricted Stock Grant is subject to the limitations of sale outlined in Exhibit A.

e.

Employee Benefits. The Employee shall be entitled to participate in all benefit programs of the Company existing as of the Effective Date of the Agreement or hereafter made available to other Company executives, including, but not limited to, pension and other retirement plans, group life insurance, hospitalization, surgical and major medical coverage, sick leave, disability and salary continuation, vacation and holidays, long-term disability, and other fringe benefits in accordance with Company’s policies that may be modified, changed, reduced or eliminated from time to time.

f.

Expenses. Employee shall be entitled to receive reimbursement from the Company for all reasonable business expenses actually incurred by or paid by him in connection with his services hereunder, which constitute tax deductible expenses in accordance with Company’s reimbursement policies that may be modified from time to time, upon presentation of expense statements or such other supporting information as the Company may customarily require of its employees.

g.

Paid Time Off. Employee is entitled to accrue thirty (30) days of Paid Time Off (“PTO”) on an annual basis. Employee becomes eligible for PTO upon hire (“annual anniversary date”). PTO does not accrue during the Employee’s unpaid leave of absence.

PTO accrues in full on the Employee’s annual anniversary date. Unused PTO will carry over to the following year, and the employee’s PTO will be subject to a maximum accrual of 30 days.

Whenever possible, PTO must be scheduled in advance for time off for vacations, personal leave, appointments, or other appropriate reasons. PTO requests of three (3) or more consecutive dates must be submitted in writing.

PTO requests for purposes of an illness or injury, domestic violence, sexual assault and stalking may be made upon the oral or written request of an employee for the diagnosis, care or treatment of an existing health condition of, or preventative care for, an employee or an employee's family member. PTO may also be used by an employee who is the victim of domestic violence, sexual assault or stalking in order to obtain relief, such as to obtain a restraining order. It is up to each employee to determine how much PTO he or she needs to use for an illness or injury, domestic violence, sexual assault or stalking. If the need for PTO due to illness or injury, domestic violence, sexual assault or stalking is unforeseeable, the employee shall provide notice of the need for the leave as soon as practicable.

Company will not deny an employee the right to use PTO for purposes of illness or injury, domestic violence, sexual assault or stalking, nor discharge, threaten to discharge, demote, suspend, or in any manner discriminate against an employee for using such PTO or attempting to exercise the right to use such PTO. It is in Employee’s best interest not to be at work when she/he is disabled due to illness or injury.

PTO is paid at the employee’s regular rate of pay. PTO is not applied to holidays recognized by Company.

PTO may be used in two-hour increments, at a minimum. The Company can charge partial PTO days to exempt employees who have accrued unused PTO, and who work less than four (4) hours on any particular workday.

5.

Termination of Employment; Death or Disability.

a.

Each party shall have the right to terminate the employment of Employee by the Company at any time, with or without cause.

b.

Upon termination of this Agreement for any reason, Employee will, if requested in writing by the Company, cooperate with the Company to help assure a smooth transition of his duties to his successor. The Company will compensate Employee for any time spent providing such transition assistance at an hourly rate based upon Employee’s salary at the time of termination.

c.

Death or Disability. In the event of the death of the Employee during the Term, this Agreement shall terminate effective as of the date of the Employee’s death, and the Company shall not have any further obligations or liability hereunder.

In the event of the Employee’s Disability during the Term, the Employee shall be entitled to compensation in accordance with the Company’s disability compensation practice for employees, if any, but in all events the Employee shall continue to receive the Base Salary through the date on which the Disability has been deemed to occur as hereinafter provided. “Disability”, for the purposes of this Agreement, shall be deemed to have occurred in the event (A) the Employee is unable by reason of sickness or accident, to perform the Employee’s duties under this Agreement for an aggregate of sixty (60) days in any consecutive six (6) month period, or (B) the Employee has a guardian of the person or estate appointed by a court of competent jurisdiction. “Termination due to Disability” shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence. Notwithstanding anything contained herein to the contrary, the Company is not obligated to adopt or continue any disability compensation practices for its employees, including the Employee.

d.

Resignation for Good Reason. In the event that the Employee resigns, then the Employee shall be entitled to no compensation or other benefits of any kind whatsoever, other than the Employee’s vested stock options and/or restricted shares as of the termination date.

6.

Confidential Information, Proprietary Information, and Non-Disclosure

The Employee agrees that she will be a recipient of confidential and propriety information treated, designed, gathered, ordered by, and conceived by the Company or prepared by a third party such as a client, attorney, employee, owner, shareholder, member, manager, lender, or representative for the Company’s business purposes.

The Employee agrees that the dissemination of such information to any other party could cause significant harm to the Company.

The Company is willing to disclose information to the Employee subject to the conditions and terms hereinafter set forth.

a.

Confidential Information.

For purposes of this Agreement, Confidential Information shall mean all Company information both written and oral, involving the Company’s business, including but not limited to: business plans, strategic and development plans, contracts, financial arrangements, budgets, financial statements, products and services, financial condition, pricing data, gross profit margin, co-developer identities, data, business records, actual and potential customer lists, project records, correspondence, market reports, sales and marketing information, advertising sources, employee lists and employee information, employee personnel files, suppliers and vendor lists, recipes, formulas, business manuals, policies and procedures, methods of production (including quality control and packaging), ideas, concepts, systems, practices, methods, techniques, processes, studies, technologies, technical designs, schematics, tool designs, inventions, discoveries or theories and any other information which may be disclosed by the Company or to which the Employee may be provided access by the Company or others in accordance with this Agreement, or which is generated as a result of or in connection with the Company’s business purposes which is generally not made available to the public.

b.

Proprietary Information.

For purposes of this Agreement, Proprietary Information shall mean all Company intellectual property, customer relationships, personnel, or sales, marketing, and financial operations and methods, trade secrets, formulas, devices, secret inventions, processes, and other compilations of information, records, and specifications, confidential or trade secret information (including but not limited to “trade secrets” as defined in Section 3426.1 of the California Civil Code) (collectively “Proprietary Information”). The Company and any of its affiliates shall have the exclusive, worldwide rights and ownership to Employee’s contribution to all Proprietary Information, as well as the exclusive worldwide rights to reproduce, adapt, publish, market, distribute, sell, license and display Employee’s contribution to any and all Proprietary Information. These rights may be exercised by the Company through the Company or any of its affiliates. Nothing contained in this Agreement shall be construed as an assignment or grant to Employee of any right, title, or interest in or to any Proprietary Information, it being understood that all rights relating thereto owned by the Company are reserved by the Company. Employee is deemed to have simultaneously assigned, transferred, and conveyed to the Company any trade rights, trademark, service mark, or copyright, equities, good will, titles, or other rights in and to Employee’s contribution to Proprietary Information, including which may have been obtained or created by Employee’s contribution to any and all Proprietary Information during the employment relationship. Any such assignment, transfer or conveyance shall be made without other considerations.

c.

 Employee’s Obligations.

Employee promises and agrees to hold the Confidential Information and Proprietary Information including any such information developed by Employee for the Company in confidence.

Employee further promises and agrees:

i.

to protect and safeguard the Confidential Information and Proprietary Information against unauthorized use, publication, or disclosure and not disclose same to any person or entity other than employees or agents of Employee who need to know the Confidential Information and Proprietary Information and in those instances only to the extent justifiable by that need,

ii.

not to use any of the Confidential Information and Proprietary Information except for the business purposes of the Company,

iii.

not to, directly or indirectly reveal, report, publish, disclose, transfer or otherwise use any of the Confidential Information and Proprietary Information for any purpose whatsoever except as specifically authorized by the Company in accordance with this Agreement,

iv.

to keep record of the Confidential Information and Proprietary Information furnished by the Company and its location and to retain upon request of the Company, all Confidential Information and Proprietary Information received in written or tangible form, including copies or reproductions within ten (10) days of such request,

v.

that in the event the Employee becomes legally compelled by deposition, interrogation, subpoena, civil investigative demand or similar process to disclose any of the Confidential Information and Proprietary Information, the Employee so compelled shall provide the Company with prompt prior written notice of such requirement so the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that the Company does not obtain Protective Order, the Employee agrees to furnish only the portion of the Confidential Information and Proprietary Information, which it is advised by written opinion of counsel is legally required,

vi.

that Employee shall have no right to assign its rights under this Agreement, whether expressly or by operation or law, without the written consent of the Company. The Agreement and Employee’s obligations hereunder shall be binding on Representatives, permitted assigns, and successors or Employee and shall inure to the benefit of the representatives, assigns and successors of the Company.

d.

Exceptions.

The confidentiality obligations hereunder shall not apply to:

i.

information which is, or later becomes lawfully obtainable from other non-confidential sources,

ii.

information that was known to Employee prior to the disclosure thereof by Company to Employee, as evidenced by written records,

iii.

information that the company waives the Employee’s duty as to the confidentiality in writing.

e.

No Right To Confidential Information Or Proprietary Information.

Employee hereby agrees and acknowledges that no license, either express or implied, is hereby granted to Employee by the Company to use any of the Confidential Information and Proprietary Information and that all Confidential Information and Proprietary Information, even if created by Employee shall be the exclusive property of the Company and the Employee has no right or title thereto. Company makes no representation or warranty as to the accuracy of completeness of the Confidential Information and Proprietary Information and Employee agrees that Company and its employees and agents shall have no liability to Employee resulting from any use of the Confidential Information and Proprietary Information.

f.

Indemnification.

Employee agrees to indemnify and hold harmless the Company and its owners, officers, directors, shareholders, employees, members, managers, lenders, and agents from and against any and all losses, damages, claims, liabilities, expenses, joint or several incurred or suffered by the Company as a result of Employee’s breach of this Confidential Information, Proprietary Information, and Non-Disclosure provision.

g.

Re turn Of Confidential Information And Proprietary Information.

In further consideration of the disclosure to be made by the Company, Employee agrees to promptly redeliver to the Company upon request, and without relieving Employee of any obligation of confidentiality, all written material containing or reflecting any Confidential Information and Proprietary Information (including all copies, extracts or other reproductions) and further agrees that the Company shall have no liability to Employee resulting from the use of the Confidential Information and Proprietary Information. Upon request, Employee shall certify to Company that it has returned all of the Confidential Information and Proprietary Information.

h.

Remedies.

Employee agrees that he shall be liable for all damages caused to the Company for any willful disclosure of the Confidential Information and Proprietary Information, either directly or indirectly, including, but not limited to, loss of revenue, loss of business, loss of customers, loss of customer goodwill, and loss of trade secrets. The Company may prosecute Employee for any violation of this provision, at Employee’s expense, and the Company’s remedies shall include, but not be limited to, damages, punitive damages, and special damages.

Employee hereby further agrees that the Confidential Information and Proprietary Information referenced herein are of a unique character and that the breach of this Agreement would cause the Company irreparable harm which cannot be reasonably or adequately compensated for in damages in an action at law. Therefore, the Company shall also be entitled to injunctive relief for such breach with the requirement that a bond be posted in addition to any other rights or remedies Company may have at law or in equity.

7.

Noninterference.

While employed by the Company and for a period of three years after termination of the Agreement, Employee agrees not to interfere with the business of the Company or any of its affiliated entities by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company or any of its affiliated entities to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer.

Employee further agrees that during the Term and for a period of three years after termination of his employment for any reason, not to, directly or indirectly, either on his own behalf or on behalf of any other person or entity, utilize any Confidential Information and Proprietary Information, as defined above, to (i) attempt to persuade or solicit any customer of the Company or any of its affiliates to cease to do business or to reduce the amount of business which the customer has customarily done or contemplates doing with the Company or any of its affiliates or to expand its business with a competitor of the Company or any of its affiliates; (ii) attempt to persuade or solicit any employee of independent contractor of the Company or any of its affiliates to terminate his/her employment or relationship with the Company or any of its affiliates.

8.

Binding Effect/Successors.

a.

As to Employee, this is a personal service contract and Employee may not assign this Agreement or any part hereof.

b.

The Agreement is fully assignable by the Company.

9.

Notices. Any notice, consent or other communication under this Agreement shall be in writing and shall be delivered personally, telexed, sent by facsimile transmission or overnight courier (regularly providing proof of delivery) or sent by registered, certified, or express mail and shall be deemed given when so delivered personally, sent by facsimile transmission or overnight courier, or if mailed, two (2) days after the date of deposit in the United States mail. Notice to parties shall be delivered or mailed to the Employee’s last known place of residence based on the records of the Company, or in the case of the Company to its principal place of business located at 456 Seaton Street, Los Angeles, CA 90013, or at such other place as the Company may specify by written notice.

10.

Prior Agreements; Modification. Employee and Company understand and agree that this Agreement constitutes the entire Agreement between Employee and the Company concerning the scope of Employee’s employment with the Company, and that this Agreement supersedes any and all prior oral or written agreements and understandings between Employee and Company on such issues. No warranty, representation, condition, understanding or agreement of any kind with respect to the subject hereof shall be relied upon by the Employee of the Company unless incorporated herein. Notwithstanding any other provision contained herein, this Agreement may be pled as a thorough and complete defense to, and may be used as the basis for an injunction against, any action, suit or other proceeding that may be instituted, prosecuted or attempted in breach of the provisions contained herein.

11.

Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, even though the parties do not sign the same counterpart.

12.

Choice of Law. The laws of the State of California shall govern the validity, interpretation, construction and performance of this Agreement.

13.

Arbitration. Employee and the Company agree that in the event a dispute arises concerning or relating to this Agreement, or the Employee’s employment with the Company, or any termination thereof, all such disputes shall be submitted to binding arbitration before an arbitrator experienced in employment law. The arbitration will be conducted in accordance with the rule s applicable to employment disputes of Judicial Arbitration and Mediation Services (“JAMS”). The Company will be responsible for paying any filing fees and costs of the arbitration proceeding itself (for example, arbitrator’s fees, conference room, transcripts), but each party shall be responsible for its own attorneys’ fees. The Company and Employee agree that this promise to arbitrate covers any disputes that the Company may have against Employee, or that Employee may have against the Company and all of its affiliated entities and their directors, officers, and employees, arising out of or relating to this Agreement, the employment relationship or termination of employment, including any claims concerning the validity, interpretation, effect or violation of this Agreement; violation of any federal, state, or local law; any tort; and any other aspect of Employee’s compensation or employment. The Company and Employee further agree that arbitration as provided in Section 15 shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if

California law is preempted. The arbitration shall be conducted in Los Angeles, California, unless otherwise mutually agreed.

14.

Legal Advice. Each party has had an opportunity to review this Agreement with attorneys and other professional advisors of its choice. Employee acknowledges that she has not received or relied upon any advice concerning this agreement from any attorneys or other advisors of the Company.

15.

Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

16.

Survival. Sections 6, 7, and 12 through 14 inclusive, hereof will survive any termination of this Agreement.

17.

Severability. If any provision of this Agreement shall be found invalid by any court of competent jurisdiction, such finding shall not affect the validity of any other provision hereof and the invalid provision shall be deemed to have been severed here from.

IN WITNESS WHEREOF, the parties have executed this Agreement as of date and year first above written.

Schedule 1

Other Preapproved Activities

1.

Employee currently serves as Executive Chairman of the Board of Directors of Barefoot Luxury, Inc., an investment holding company of international boutique hotels that is majority controlled by members of Employee’s immediate family.

2.

Employee currently serves as Chairman of the Board of Directors of Chrysalis Fund, a not for profit charitable foundation benefiting children with autism co-founded with his spouse.

3.

Employee currently serves as Vice President of the North Atlanta High School Baseball Association, a volunteer not-for profit organization benefiting a public high school sports program in Atlanta, Georgia.